SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                               8-K



                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the


                 Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported)
                         August 11, 1995



Commission   Registrants; State of Incorporation;    IRS Employer
File Number    Address; and Telephone Company      Identification
No.

  1-11327           Illinova Corporation               37-1319890
                    (an Illinois Corporation)
                    500 S. 27th Street
                    Decatur, IL  62525
                    (217) 424-6600

   1-3004           Illinois Power Company             37-0344645
                    (an Illinois Corporation)
                    500 S. 27th Street
                    Decatur, IL  62525
                    (217) 424-6600



        Total number of sequentially numbered pages is 3.





Item 5.   Other Events
--------------------------

Illinova Corporation (Illinova), parent of Illinois Power Company (IP), has entered into an agreement in principle with Soyland Power Cooperative (Soyland) for the possible purchase of Soyland's assets. Under the proposal, IP would continue to meet the bulk power needs of the 21 electric distribution cooperatives who are members of and have requirements contracts with Soyland. Soyland's member cooperatives serve approximately 160,000 customers throughout Illinois.

Under the proposal, the bulk power rates to Soyland's member cooperatives would be lowered, based on a reduction of Soyland's indebtedness to the Rural Utilities Service (formerly the Rural Electrification Administration). A significant reduction in this debt is a condition of the potential transaction. As proposed, the transaction would not involve cash, but only the assumption of liabilities in return for assets. If the outstanding indebtedness is reduced and ongoing negotiations proceed successfully in accordance with the parameters set forth in the agreement in principle, the assets acquired would include Soyland's 13% interest in the Clinton Power Station, Soyland's coal-fired plant having a generating capacity of approximately 26 megawatts, and two diesel generating plants. Still under negotiation is the extent to which the sale may include facilities used in transmission.

The transaction is subject to further negotiation and any definitive agreement will be subject to regulatory approvals.







                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              ILLINOIS POWER COMPANY
                              (Registrant)

                              By/s/Larry F. Altenbaumer
                              -----------------------------
                              Larry F. Altenbaumer
                              Senior Vice President and
                              Chief Financial Officer
                              on behalf of
                              Illinois Power Company


Date:     August 28, 1995